VORNADO REALTY TRUST

Offer to Purchase for Cash
Any and All of Its Outstanding

3.625% Convertible Senior Debentures due 2026
(CUSIP No. 929043AE7)
and
2.85% Convertible Senior Debentures due 2027
(CUSIP No. 929042AC3)

EACH OFFER (AS DEFINED BELOW) WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 30, 2010, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED WITH RESPECT TO THAT OFFER, THE "EXPIRATION TIME"). HOLDERS MUST VALIDLY TENDER THEIR DEBENTURES PRIOR TO THE APPLICABLE EXPIRATION TIME TO BE ELIGIBLE TO RECEIVE THE APPLICABLE CONSIDERATION. TENDERS OF DEBENTURES MAY BE WITHDRAWN PRIOR TO THE APPLICABLE EXPIRATION TIME.

September 2, 2010

To Our Clients who are Beneficial Owners of the 3.625% Convertible Senior Debentures due 2026 or the 2.85% Convertible Senior Debenture due 2027:

        Vornado Realty Trust (the "Company"), a fully integrated real estate investment trust organized under the laws of the State of Maryland, is making two separate offers to purchase for cash any and all of its outstanding (i) 3.625% Convertible Senior Debentures due 2026 (the "2026 Debentures"), which are fully and unconditionally guaranteed by Vornado Realty L.P. (the "Partnership"), a limited partnership organized under the laws of the State of Delaware and (ii) 2.85% Convertible Senior Debentures due 2027 (the "2027 Debentures" and together with the 2026 Debentures, the "Debentures"), which are fully and unconditionally guaranteed by the Partnership, on the terms and subject to the conditions set forth in its Offer to Purchase dated September 2, 2010 (as the same may be amended or supplemented from time to time, the "Offer to Purchase") and in the related Letter of Transmittal (as the same may be amended or supplemented from time to time, the "Letter of Transmittal"), each of which constitutes an "Offer" and together are the "Offers". Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

        The applicable Consideration in respect of a purchase of Debentures is an amount, paid in cash, equal to (i) $1,020 per $1,000 principal amount of the 2026 Debentures validly tendered and accepted for purchase and (ii) $1,015 per $1,000 principal amount of the 2027 Debentures validly tendered and accepted for purchase. In each case, Holders that validly tender Debentures that are purchased shall receive accrued and unpaid interest, if any, up to, but not including, the Payment Date. The "Payment Date" in respect of any Debentures that are validly tendered and accepted for purchase is expected to be one business day after the applicable Expiration Time and is expected to be on or about October 1, 2010 with respect to both the 2026 Debentures and the 2027 Debentures. No tenders of Debentures submitted after the applicable Expiration Time will be valid.

        We are the holder of record of the Debentures held by us for your account. A tender of such Debentures may be made only by us as the holder of record and only pursuant to your written instructions in the form attached hereto (the "Instruction Form"). The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Debentures held by us for your account.

        We request instructions as to whether you wish to have us tender on your behalf any or all of such Debentures held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal. We urge you to carefully read the Offer to

Purchase, Letter of Transmittal and the other materials provided herewith before instructing us to tender your Debentures.

        Your attention is directed to the following:

          1.     Holders who wish to be eligible to receive the applicable Consideration must validly tender Debentures prior to 12:00 a.m., New York City time, on September 30, 2010, unless extended or terminated by the Company in its sole discretion. The Offers will each expire at 12:00 a.m., New York City time, on September 30, 2010, unless extended or earlier terminated by the Company in its sole discretion. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf.

          2.     The minimum permitted tender is $1,000 principal amount of Debentures, and all tenders must be in integral multiples of $1,000.

          3.     The Offers are for any and all Debentures that are outstanding.

          4.     The Company reserves the right to terminate, withdraw or amend the Offers at any time and from time to time, as described in the Offer to Purchase and the Letter of Transmittal. The Offers are being made upon the terms and subject to the conditions set forth in the Offer to Purchase. The Company reserves the right to waive any of these conditions, other than those dependent upon the receipt of necessary government approvals, in whole or in part, at any time and from time to prior to the applicable Expiration Time.

          5.     In all cases, the purchase of Debentures tendered and accepted for purchase pursuant to an Offer will be made only after all conditions to such Offer described in the Offer to Purchase have been satisfied or waived, and after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, and any other required documents.

        Neither the management of the Company nor its board of trustees, the Dealer Manager, the Depositary, the Information Agent or their respective affiliates make any recommendation to any Holder as to whether to tender any Debentures in connection with the Offers. The Company has not authorized any person to make any such recommendation. Holders should carefully evaluate all information in the Offer to Purchase, consult their own investment and tax advisors, and make their own decisions about whether to tender Debentures and, if so, how many Debentures to tender.

        If you wish to have us tender any or all of your Debentures held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached Instruction Form. If you authorize us to tender your Debentures for purchase any time prior to the applicable Expiration Time, the entire aggregate principal amount of your Debentures will be tendered for purchase, unless you specify a lesser amount on the attached Instruction Form. Your instructions should be forwarded to us in ample time to permit us to tender the related Debentures, and otherwise to submit a tender on your behalf prior to the applicable Expiration Time if you wish to be eligible to receive the applicable Consideration.

        The Offers are not being made under any circumstances in which the Offers would be unlawful. In those jurisdictions where the securities, blue sky or other laws require the Offers to be made by a licensed broker or dealer, the Offers shall be deemed to be made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        The Offers are not being made to, and the tender of Debentures will not be accepted from or on behalf of, Holders in any jurisdiction in which the making or acceptance of the Offers would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTION FORM WITH RESPECT TO THE
VORNADO REALTY TRUST

Offer to Purchase for Cash
Any and All of Its Outstanding

3.625% Convertible Senior Debentures due 2026
(CUSIP No. 929043AE7)
and
2.85% Convertible Senior Debentures due 2027
(CUSIP No. 929042AC3)

        The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase dated September 2, 2010 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer Documents") of Vornado Realty Trust, a fully integrated real estate investment trust organized under the laws of State of Maryland, of its two separate offers to purchase (each an "Offer" and collectively, the "Offers") for cash any and all of its outstanding (i) 3.625% Convertible Senior Debentures due 2026, which are fully and unconditionally guaranteed by Vornado Realty L.P. (the "Partnership"), a limited partnership organized under the laws of the State of Delaware (the "2026 Debentures") and (ii) 2.85% Convertible Senior Debentures due 2027, which are fully and unconditionally guaranteed by the Partnership (the "2027 Debentures" and together with the 2026 Debentures, the "Debentures").

        The undersigned acknowledges and understands that Debentures tendered pursuant to the Offers may not be withdrawn, except in accordance with the instructions and procedures set forth in the Offer Documents.

        This will instruct you to tender the principal amount of Debentures indicated below (or, if no number is indicated below, the entire aggregate principal amount of Debentures) held by you for the account or benefit of the undersigned upon the terms and conditions set forth in the Offer Documents.

Type	Aggregate Principal Amount Held for Account of Holder(s)	Principal Amount to be Tendered*
Outstanding 3.625% Convertible Senior Debentures due 2026

Outstanding 2.85% Convertible Senior Debentures due 2027

*
Unless otherwise indicated, the entire principal amount indicated in the box entitled "Principal Amount to be Tendered" will be tendered. The minimum permitted tender is $1,000 principal amount of Debentures, and all tenders must be integral multiples of $1,000.

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